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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of
                         THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): JULY 24, 1996 (JUNE 28, 1996)
                                                  -----------------------------


                             AMERICAN UNITED GLOBAL, INC.



    DELAWARE                 0-19404               95-4359228
- ---------------          ----------------         -------------
(State or other         (Commission File         (IRS Employer
jurisdiction of              No.)                    ID No.)
incorporation)



                   25 HIGHLAND BOULEVARD, DIX HILLS, NEW YORK 11746
                   ------------------------------------------------
                       (Address of principal executive offices)



                                    (516) 254-2134
                  --------------------------------------------------
                  Registrant's telephone number, including area code



             ------------------------------------------------------------
            (Former name or former address, if changed since last report)



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ITEM 5 - OTHER EVENTS.

    PROPOSED ACQUISITION OF CONNECTSOFT, INC.

    Under the terms of an Agreement and Plan of Merger, dated June 28, 1996
(the "Merger Agreement"), American United Global, Inc. (the "Company") has agreed to acquire, through merger with C-Soft Acquisition Corp. (a wholly-owned acquisition subsidiary of the Company), all of the outstanding capital stock of ConnectSoft, Inc.("ConnectSoft"), a Washington corporation providing communications software applications and services for persons seeking access to and utilization of resources and information available on the Internet (the "Merger"). Pursuant to the terms of the Merger Agreement, the ConnectSoft shareholders shall receive, on a pro rata basis, an aggregate 1,000,000 shares of the Company's Series B Preferred Stock. Such Series B Preferred Stock will not pay a dividend, will not be subject to redemption, will have a liquidation preference of $3.50 per share over the Company's Common Stock and will vote together with the Company's Common Stock as a single class on a one share for one vote basis. Each share of Series B Preferred Stock will be convertible into shares of Company Common Stock at the holder's option into a minimum of 1,000,000 shares of Common Stock and a maximum of 3,000,000 shares of Common Stock, based upon certain criteria, including (i) the combined Pre-Tax Income (as defined), if any, which shall be earned by ConnectSoft and other direct and indirect Company subsidiaries in any one or all of the three Company fiscal years ending July 31, 1999, (ii) the sale of assets or securities of ConnectSoft or other direct and indirect Company subsidiaries on or before December 31, 1999, and (iii) the consummation by the Company of an initial public offering of the securities of ConnectSoft or other direct and indirect Company subsidiaries, or the consummation by the Company of a Going Private Transaction (as defined) on or before December 31, 1999.

    The Surviving Corporation (as defined) will succeed to all of the business, operations, properties and assets of ConnectSoft and will assume and become responsible for all of ConnectSoft's liabilities and obligations. The corporate headquarters for ConnectSoft will remain in Bellevue, Washington. The initial directors serving ConnectSoft following consummation of the ConnectSoft Merger will be Robert M. Rubin, Lawrence Kaplan, C. Dean McLain, Stephen A. Weiss and Mitchell London. Messrs. Rubin, Kaplan and McLain are current members of the Company's Board of Directors. Mr. Weiss is a shareholder of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, outside general counsel to the Company. Mr. Rubin will be Chairman and Chief Executive Officer of the Surviving Corporation.

    Consummation of the transactions contemplated by the Merger Agreement is conditioned upon satisfaction of certain conditions, including (i) approval of the ConnectSoft Merger by stockholders of ConnectSoft under applicable provisions of Washington law, (ii) absence of written objection to the Merger Agreement and the ConnectSoft Merger, including timely election to exercise dissenters' appraisal rights under Washington law by the holders of not more than five percent (5%) of the holders of the outstanding capital stock of ConnectSoft entitled to vote, (iii) execution and delivery of certain Exhibits to the Merger Agreement and other agreements identified in the Merger Agreement, and (iv) obtaining necessary consents of parties



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to ConnectSoft's material contracts and of applicable governmental authorities.

    Since the execution of a letter of intent dated April 29, 1996, the Company has provided interim financing to ConnectSoft by providing a $2.4 Million line of credit (the "Line of Credit"). Outstanding balances under this Line of Credit are convertible into a majority of the outstanding shares of capital stock of ConnectSoft in the event that the Merger Agreement shall be terminated FOR ANY REASON, other than a material breach by the Company of its representations and warranties contained in such agreement or its failure to pay the Merger Consideration (as defined). In such event, all pre-Merger advances made by the Company (inclusive of all amounts in excess of $1,000,000 in the aggregate), and including all interest accrued thereon, shall be convertible into shares of ConnectSoft Common Stock at a conversion price of $.05 per share. As a result, on this basis the currently outstanding advances would be converted into 28,000,000 shares of ConnectSoft Common Stock, which would provide the Company with voting control of ConnectSoft (the "Company Conversion Shares").

    Notwithstanding the above, if for any reason, OTHER than: (i) a material breach by ConnectSoft or any of the Principal Stockholders (as defined) of their respective representations, warranties or covenants contained in the Merger Agreement; or (ii) the failure of ConnectSoft shareholders to approve the Merger in accordance with the provisions of the Merger Agreement and applicable Washington Law, the Company shall FAIL or refuse to consummate the ConnectSoft Merger on the terms and conditions set forth in the Merger Agreement, ConnectSoft or any third party shall have the right at any time on or before September 30, 1996 to repurchase all, and not less than all, of the ConnectSoft Conversion Shares from the Company, for a purchase price, payable in immediately available funds, equal to (A) $.05 per share, plus (B) accrued interest, at the rate of 10% per annum, on all amounts previously paid or advanced in respect of the pre-Merger advances, calculated from the date of each such advance to the date of repurchase of the Company Conversion Shares.

    Upon consummation of the Merger, the Company has agreed to increase the maximum availability under the Line of Credit to ConnectSoft to a maximum of $5,000,000.

ITEM 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

    (a)  FINANCIAL STATEMENTS

         None.

    (b)  PRO FORMA FINANCIAL STATEMENTS

         None.

    (c)  EXHIBITS

         2.1  Agreement and Plan of Merger, dated June 28, 1996.



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                                      SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                       AMERICAN UNITED GLOBAL, INC.
                                       (Registrant)



Dated: July 22, 1996              By:/S/DAVID M. BARNES
                                     ------------------------------
                                     David M. Barnes, Vice President
                                       and Chief Financial Officer